Exhibit 99.1

The Middleby Corporation Reports Second Quarter Results and Announces New Credit Facility

ELGIN, Ill.--(BUSINESS WIRE)--August 8, 2012--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice and food processing industries, today reported net sales and earnings for the second quarter ended June 30, 2012. Net earnings for the second quarter were $31,045,000 or $1.67 per share on net sales of $260,040,000 as compared to the prior year second quarter net earnings of $19,628,000 or $1.06 per share on net sales of $210,855,000.

2012 Second Quarter Financial Highlights

  Net sales increased 23.3% in the second quarter as compared to the prior year second quarter. Sales from acquisitions amounted to $38.8 million or 18.4% during the quarter. Excluding the impact of acquisitions, sales increased 4.9% during the second quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 10.2% in the second quarter as compared to the prior year second quarter. Excluding the impact of the acquisitions completed in the second quarter of 2011, net sales of Commercial Foodservice Equipment increased by 5.4%.
  Net sales at the company’s Food Processing Equipment Group increased 94.8% in the second quarter as compared to the prior year second quarter. During fiscal 2011, the company completed the acquisitions of Auto-Bake, Maurer-Atmos, Danfotech, Drake and Armor Inox. During fiscal 2012, the company completed the acquisition of Baker Thermal Solutions (formerly Turkington). Excluding the impact of these acquisitions, sales increased by 2.1% in the second quarter.
  Gross profit in the second quarter increased to $101.8 million from $85.3 million and the gross margin rate decreased from 40.5% to 39.2%. The decline in the gross margin rate reflects a higher mix of sales from the Food Processing Equipment Group with lower gross margins, due in part to recent acquisitions.
  Operating income increased 28.7% in the second quarter to $45.3 million from $35.2 million in the prior year quarter.
  Non-cash expenses during the second quarter of 2012 amounted to $9.5 million, including $2.2 million of depreciation, $4.1 million of intangible amortization and $3.2 million of non-cash share based compensation.
  Provisions for income taxes increased to $12.7 million at a 29.0% effective rate in comparison to $11.9 million at a 37.8% effective rate in the prior year quarter. The second quarter tax provision reflects the favorable impact of increased foreign earnings at lower tax rates and a non-recurring benefit from reduced state tax exposures.
  Total debt at the end of the 2012 second quarter amounted to $274.2 million as compared to $317.3 million at the end of 2011. The reduction in debt is net of the funding for acquisition activities of $10.6 million during the first six months of 2012.
  On August 7, 2012, subsequent to the end of the second quarter, the company entered into a new five-year $1.0 billion multi-currency senior revolving credit agreement, with the potential under certain circumstances to increase to $1.350 billion. This facility replaces the company’s pre-existing $600 million senior revolving credit facility, which had an original maturity of December 2012. The new facility bears an interest rate of LIBOR plus a margin of 1.5%, which is adjusted quarterly based upon the company’s leverage ratio. The new facility provides for availability to fund acquisitions and share repurchases so long as the company maintains certain financial ratios.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “In the second quarter, at our Commercial Foodservice Equipment Group, we realized continued growth reflecting increased sales in emerging markets and with chain restaurant customers as they upgrade equipment and adopt new technologies to improve the efficiency of store operations. This growth was offset in part by lower sales in Europe due to difficult market conditions which we anticipate will continue in the near term.”

Mr. Bassoul continued, “A modest increase in sales at our Food Processing Equipment Group is expected to accelerate in the second half as we anticipate continued strength in demand from food processors looking to expand and modernize existing plant operations and new customers developing processing operations overseas due to increasing demand for pre-cooked and pre-processed foods in developing markets.”

Mr. Bassoul further commented, “We continue to further initiatives to integrate the newly acquired businesses and realize synergies across the expanded Food Processing Equipment Group, which we expect to benefit the profit margins in future periods.”

Mr. Bassoul concluded, “We were very pleased to have entered into a new and expanded credit facility. This facility provides for increased financing availability to fund growth initiatives and greater flexibility to meet the business needs for our broadened scope of operations as we continue to expand globally.”

Conference Call

A conference call will be held at 8:00 a.m. Central time on Thursday, August 9, 2012 and can be accessed by dialing (866) 200-6965 and providing conference code 74236775# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 206-0173 and providing code 274999#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions® (formerly Turkington), Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment® and RapidPak®. The Middleby Corporation has been recognized by Forbes as one of the Best Small Companies every year since 2005, most recently in October 2011.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Six Months Ended
	2nd Qtr, 2012	2nd Qtr, 2011	2nd Qtr, 2012	2nd Qtr, 2011

Net sales	$260,040	$210,855	$488,863	$393,427
Cost of sales	158,224	125,518	299,564	236,260

Gross profit	101,816	85,337	189,299	157,167

Selling & distribution expenses	28,274	21,569	53,449	42,137
General & administrative expenses	28,204	28,520	53,852	48,418

Income from operations	45,338	35,248	81,998	66,612

Interest expense and deferred
financing amortization, net	1,967	2,119	4,058	4,179
Other (income) expense, net	(380)	1,608	887	1,446

Earnings before income taxes	43,751	31,521	77,053	60,987

Provision for income taxes	12,706	11,893	23,913	23,534

Net earnings	$31,045	$19,628	$53,140	$37,453

Net earnings per share:

Basic	$1.70	$1.09	$2.92	$2.08

Diluted	$1.67	$1.06	$2.87	$2.02

Weighted average number shares:

Basic	18,267	18,052	18,207	17,976

Diluted	18,574	18,579	18,519	18,512

Comprehensive income	$23,592	$20,641	$51,686	$39,099

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jun 30, 2012	Dec 31, 2012
ASSETS

Cash and cash equivalents	$ 35,227	$40,216
Accounts receivable, net	140,665	151,441
Inventories, net	131,559	124,300
Prepaid expenses and other	19,318	12,336
Current deferred tax assets	36,554	39,090
Total current assets	363,323	367,383

Property, plant and equipment, net	62,206	62,507

Goodwill	484,627	477,812
Other intangibles	226,137	234,726
Other assets	4,721	4,084

Total assets	$ 1,141,014	$1,146,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$ 5,696	$315,831
Accounts payable	66,524	63,394
Accrued expenses	147,300	170,392
Total current liabilities	219,520	549,617

Long-term debt	268,503	1,504
Long-term deferred tax liability	40,281	37,845
Other non-current liabilities	46,405	46,577

Stockholders’ equity	566,305	510,969

Total liabilities and stockholders’ equity	$ 1,141,014	$1,146,512

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744